Exhibit 3.3

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT    ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
RBC Life Sciences, Inc.
2. The articles have been amended as follows: (provide article numbers, if available)
Article Fourth of the Articles of Incorporation of the corporation is hereby amended to read in its entirety as follows: "FOURTH:    (a) The total authorized capital stock of the corporation is 50,000,000 shares, all of which are of a par value of $0.001 each. All of said shares are of one class and are designated as Common Stock.(b) Upon the filing and effectiveness (the "Effective Time") of this Certificate of Amendment pursuant to the Nevada Act, all issued and outstanding shares of Common Stock, par value $0.001 per share (the "Pre-Forward Split Stock"), shall be and hereby are automatically reclassified and expanded, such that each one (1) share of the Pre-Forward Split Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and expanded into fifty (50) shares of the corporation’s Common Stock, $0.001 par value per share, without any action by the holder thereof."
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:     Majority
4. Effective date and time of filing: (optional)    Date: 8/9/2013    Time: 6:01 p.m.
(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

X    /s/ Rick Jablonski
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
Nevada Secretary of State Amend Profit-After
This form must be accompanied by appropriate fees.                         Revised: 8-31-11